UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/15/2008

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2008, Theodore "Ted" J. Leonsis was appointed to the Board of Directors of NutriSystem, Inc. as an independent director. As compensation for service as a director, Mr. Leonsis will receive a one-time grant as a new director on December 15, 2008, of 7,686 restricted common shares, vesting one-third each year for three years. Mr. Leonsis will also be entitled to receive the established compensation for non-employee directors in accordance with the terms of the NutriSystem, Inc. Compensation Policy for Non-Employee Directors.

Mr. Leonsis, age 52, has served as the Vice Chairman Emeritus of AOL LLC, a leading global ad-supported Web company, with a comprehensive display advertising network in the U.S., a suite of popular Web brands and products, and a leading social media network, since December 2006. Mr. Leonsis also held a number of other executive positions with AOL from September 1994 to December 2006, most recently as Vice Chairman and President, AOL Audience Business. Prior to joining AOL, Mr. Leonsis was President of Redgate Communications Corporation, which was acquired by AOL in May 1994. Mr. Leonsis is the founder, chairman and majority owner of Lincoln Holdings LLC, a sports and entertainment company that owns 100% of the NHL's Washington Capitals and the WNBA's Washington Mystics, and approximately 44% of Washington Sports and Entertainment Limited Partnership, which owns the NBA's Washington Wizards, the Verizon Center in Washington, D.C. and the Baltimore-Washington Ticketmaster franchise. Mr. Leonsis sits on the board of directors of several private companies. Mr. Leonsis is involved in numerous charities through the work of the Leonsis Foundation, including Best Buddies, Hoop Dreams, See Forever Foundation and YouthAIDS, and is a graduate of Georgetown University and a member of its Board of Directors.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: December 16, 2008	By:	/s/ David D. Clark
David D. Clark
Chief Financial Officer